Exhibit 99

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 2100

Salt Lake City, Utah, U.S.A., 84111-1033

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY ANNOUNCES COMPLETION OF A NEW FEASIBILITY STUDY

FOR THE LAS CRUCES PROJECT

SALT LAKE CITY, UTAH, February 4, 2004 — MK Gold Company [OTCBB:MKAU] (the “Company”) today announced the completion of a new feasibility study for the Las Cruces Project. The Project, held by a wholly owned subsidiary of MK Gold Company, Cobre Las Cruces, S.A. (CLC), is based on a high-grade copper deposit located at the eastern margin of the Iberian Pyrite Belt, 15 kilometers northwest of Seville.

The feasibility study, prepared by DMT-Montan Consulting GmbH, Lurgi Metallurgie GmbH, and Outokumpu Technology Group, was undertaken to incorporate the requirements from the Declaration of Environmental Impact, the Mining Concession and various water permits into the Project.

The feasibility study reflects modifications to the process plant design based on technology studies done by Outokumpu, a world leader in base metal processing technology. These technology studies and recently completed test work demonstrated that improvements to the process plant design were possible which could reduce capital costs. The process will be simplified by using solely atmospheric leaching and eliminating the expensive autoclaves for pressure leaching without sacrificing copper recovery.

The feasibility study includes a new open pit mine plan and an ore reserve calculated by DMT. The mineable ore reserve has increased to 16.1 million metric tons of ore at an average grade of 6.53% copper. The Company’s prior feasibility study conducted in 2001 estimated a mineable ore reserve of 15.8 million metric tons at an average grade of 5.94% copper.

Based on the new feasibility study, the Company continues to believe that the Las Cruces project has the potential to be a low cost producer. The capital costs of the Project are now estimated at 281 million euros, including working capital, land purchases, and contingencies, but excluding interest during construction and other financing costs. The estimated capital costs reflect an overall reduction in costs as a result of the process plant improvements described above. Cash operating costs per pound of copper produced are expected to average 0.33 euros per pound of copper produced, which would place the Project among the lowest cost copper producers.

Based on an assumed copper price of $0.80 per pound, the Company believes the Las Cruces project will have the potential for strong margins and after-tax internal rate of return. The Company’s actual rate of return, however, will depend on a number of factors, including total development costs, operating costs and copper prices over the life of the project. As of February 4, 2004, the spot price for copper was approximately $1.17 per pound. Historical fluctuations in copper prices have been significant, ranging from a high of $1.60 in 1989 to a low of $0.59 in 2001.

Total development and operating costs for the Project could be affected by a number of factors, including the exchange rate of the euro relative to the U.S. dollar. Although the new feasibility study reflects an overall reduction in capital costs, the estimated capital costs in U.S. dollars based on the current exchange rate would be higher than our prior estimates due to a significant decline in the exchange rate of the euro relative to the U.S. dollar. Exchange rates fluctuate and we cannot predict what exchange rates will be over the course of development and operation of the Project. Further weakening of the dollar could have an adverse effect on the development and operation of the Project.

Permitting efforts are continuing at Las Cruces. During 2003, three critical water permits and the mining concession were received. Final engineering and project financing are expected to begin in the first quarter 2004.

MK Gold is in the business of exploring for, acquiring, developing and mining mineral properties. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

Cautionary Statement for Forward Looking Information

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions and other factors. The Company’s forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to develop the project, potential delays in the development, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.